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                                                                    EXHIBIT 8.01

ERNST & YOUNG LLP                     1111 Summer Street  Phone: 203-326-8200
                                      Stamford, CT 06905  Fax:   203-358-9644
September 10, 1997


Advanced Technology Materials, Inc.
ATMI Holdings, Inc.
Alamo Merger, Inc.
Welk Acquisition Corporation
Advanced Delivery & Chemical Systems Nevada, Inc.
Advanced Delivery & Chemical Systems Manager, Inc.
Advanced Delivery & Chemical Systems Holdings, LLC
Advanced Delivery & Chemical Systems Operating, LLC
Advanced Delivery & Chemical Systems, Ltd.
Lawrence Semiconductor Laboratories, Inc.
Lawrence Semiconductor Laboratories Marketing and Sales, Inc.


This letter provides our opinion concerning certain material United States federal income tax consequences which will arise from consummation of the merger ("the Merger") and exchange ("the Exchange") (collectively, "the Reorganization") set forth in the Agreement and Plan of Merger and Exchange dated as of April 7, 1997, as amended ("the Reorganization Agreement"), by and among Advanced Technology Materials, Inc. ("the Company"), ATMI Holdings, Inc., a wholly-owned subsidiary of the Company ("Holdings"), Alamo Merger, Inc., a wholly-owned subsidiary of Holdings ("Merger Subsidiary"), Advanced Delivery & Chemical Systems Nevada, Inc. ("ADCS Nevada"), Advanced Delivery & Chemical Systems Manager, Inc. ("ADCS Manager"), Advanced Delivery & Chemical Systems Holdings, LLC ("ADCS Holdings"), Advanced Delivery & Chemical Systems Operating, LLC ("ADCS Operating"), and Advanced Delivery & Chemical Systems, Ltd. ("ADCS LP"). The Company, Holdings, and Merger Subsidiary are referred to as "the ATMI Group." ADCS Nevada, ADCS Manager, ADCS Holdings, ADCS Operating, and ADCS LP are referred to as "the ADCS Group", and the record and beneficial owners of all of the issued and outstanding shares of capital stock of ADCS Nevada and ADCS Manager and one percent of the membership interests in ADCS Holdings "the ADCS Interests" are referred to as "the ADCS Holders."

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In addition, this letter provides our opinion concerning certain material United
States federal income tax consequences which will arise from consummation of the merger ("the Lawrence Acquisition") set forth in the Agreement and Plan of Merger dated as of May 17, 1997, as amended ("the Lawrence Merger Agreement"), by and among the Company, Welk Acquisition Corporation, currently a wholly-owned subsidiary of the Company ("Lawrence Merger Subsidiary"), Holdings, Lawrence Semiconductor Laboratories, Inc. ("LSL"), and Lawrence Semiconductor
Laboratories Marketing and Sales, Inc. ("LSLMS").

In rendering these opinions, we have relied upon the Reorganization Agreement, the Lawrence Merger Agreement, and the Statements of Facts and Representations received from the Company, the ADCS Group, the ADCS Holders, LSL, and the LSL stockholders (collectively, "the Documents"). Any defined terms used herein and not otherwise defined herein have the meaning set forth in the Documents, or the Form S-4 referenced below.

You have represented to us that the Documents provide an accurate and complete description of the facts and circumstances concerning the Reorganization and the Lawrence Acquisition, and that the copies provided to us are accurate and the signatures genuine. We have made no independent determination regarding such facts and circumstances and, therefore, have relied upon the Documents with regard thereto for purposes of this letter.

We consent to the reference to our firm and to the use of this opinion in the Registration Statement (Form S-4) and related Proxy Statement/Prospectus of the Company and Holdings for the registration of shares of Holdings Common Stock.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Based upon the information contained in the Documents, we are of the opinion that the following federal income tax consequences will result from the Merger:

 (1)  The Merger will constitute a "reorganization" within the meaning of
      Section 368(a) of the Code, and the Company, Merger Subsidiary and Holdings will each be a "party to a reorganization" within the meaning of
      Section 368(b) of the Code.

 (2) No gain or loss will be recognized by the Company, Holdings or Merger Subsidiary as a result of the Merger.

 (3) The Merger will also constitute a transfer of property to a controlled corporation within the meaning of Section 351(a) of the Code.

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 (4)  No gain or loss will be recognized by a stockholder of the Company who receives solely shares of Holdings Common Stock in exchange for Company Common Stock.

 (5) The tax basis of the shares of Holdings Common Stock received by a stockholder of the Company will be the same as the tax basis of the shares of Company Common Stock exchanged therefor.

 (6) The holding period of the shares of Holdings Common Stock received by a stockholder of the Company will include the period during which the shares of Company Common Stock surrendered in exchange therefor were held, provided that the shares of Company Common Stock are held as a capital asset within the meaning of Section 1221 of the Code at the Effective Time.

Based upon the information contained in the Documents, we are of the opinion that the following federal income tax consequences will result from the
Exchange:

 (7) The Exchange, taken together with the Merger, will constitute a transfer to a controlled corporation within the meaning of Section 351(a) of the Code, and the stockholders of the Company and the ADCS Holders will each be a "person" transferring property to Holdings within the meaning of
      Section 351(a) of the Code. If the ADCS Holders transfer all of the ADCS Interests to Holdings at the Effective Time in exchange for Holdings Common Stock in accordance with the Reorganization Agreement, the following additional federal income tax consequences as set forth in (8) through (12), below, will occur.

 (8) No gain or loss will be recognized to the ADCS Holders upon the transfer of the ADCS Interests to Holdings solely in exchange for Holdings Common Stock, except to the extent an ADCS Holder's share of the respective entity's liabilities exceeds that holder's basis in such ADCS Interests.

 (9) No gain or loss will be recognized to Holdings on the receipt of the ADCS Interests solely in exchange for Holdings Common Stock.

 (10) The tax basis of Holdings Common Stock received by each ADCS Holder that transferred its ADCS Interests to Holdings will be equal to the basis of the respective ADCS Interests exchanged therefor, reduced by the holder's share of liabilities assumed by the ADCS Group, and increased by any gain recognized by the holder as described above.

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 (11) The holding period of the shares of Holdings Common Stock received by the
      ADCS Holders will include the period during which the ADCS Interests exchanged therefor were held, except that the holding period of a portion of each share of Holdings Common Stock that was received by ADCS Holders in exchange for their interests in Code Section 751 assets of the ADCS Group that are neither capital assets nor Code Section 1231 assets begins on the day following the date of the Exchange.

 (12) An ADCS Holder who receives cash in lieu of a fractional interest in a share of Holdings Common Stock will recognize capital gain equal to the cash to be received. Such gain will be long term or short term depending upon whether the holding period of the ADCS Interests is greater than twelve months. No loss from the exchange will be recognized.

Based upon the information contained in the Documents, we are of the opinion that the following federal income tax consequences will result from the Lawrence Acquisition if the Reorganization is consummated:

 (13) The Lawrence Acquisition will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Holdings, Lawrence Merger Subsidiary and LSL will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

 (14) The Lawrence Acquisition will constitute a transfer of property to a controlled corporation within the meaning of Section 351(a) of the Code.

 (15) No gain or loss will be recognized by an LSL Stockholder who receives solely shares of Holdings Common Stock in exchange for LSL Common Stock.

 (16) The tax basis of the shares of Holdings Common Stock will be the same as the tax basis of the shares of LSL Common Stock exchanged therefor.

 (17) The holding period of the shares of Holdings Common Stock will include the period during which the shares of LSL Common Stock surrendered in exchange therefor were held, provided that the shares of LSL Common Stock are held as a capital asset within the meaning of Section 1221 of the Code at the Lawrence Effective Time.

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 (18) A holder of LSL Common Stock who receives cash in lieu of a fractional interest in a share of Holdings Common Stock will recognize gain or loss, which will be capital gain or loss, equal to the difference between the amount of cash received and the ratable portion of the holder's tax basis in the shares of LSL Common Stock being converted pursuant to the Lawrence Acquisition that is allocated to such fractional interest. Such gain will be long term or short term depending upon whether the holding period of the LSL Common Stock is greater than twelve months.

Based upon the information contained in the Documents, we are of the opinion that the following federal income tax consequences will result from the Lawrence Acquisition if the Reorganization is not consummated:

 (19) The Lawrence Acquisition will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Lawrence Merger Subsidiary, and LSL will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

 (20) No gain or loss will be recognized by an LSL Stockholder who receives solely shares of Company Common Stock in exchange for LSL Common Stock.

 (21) The tax basis of the shares of Company Common Stock received by an LSL Stockholder will be the same as the tax basis of the shares of LSL Common Stock exchanged therefor.

 (22) The holding period of the shares of Company Common Stock received by an LSL Stockholder will include the period during which the shares of LSL Common Stock surrendered in exchange therefor were held, provided that the shares of LSL Common Stock are held as a capital asset within the meaning of Section 1221 of the Code at the Lawrence Effective Time.

 (23) A holder of LSL Common Stock who receives cash in lieu of a fractional interest in a share of Company Common Stock will recognize gain or loss, which will be capital gain or loss, equal to the difference between the amount of cash received and the ratable portion of the holder's tax basis in the shares of LSL Common Stock being converted pursuant to the Lawrence Acquisition that is allocated to such fractional interest. Such gain will be long term or short term depending upon whether the holding period of the LSL Common Stock is greater than twelve months.

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                                SCOPE OF OPINION

The scope of this opinion is expressly limited solely to the federal income tax issues specifically addressed in (1) through (23) in the section entitled "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES", above. Specifically, our opinion has not been requested, and we have made no determination nor expressed any opinion on any other issues, including, but not limited to, any state and local, foreign, consolidated return, employee benefit, and Section 382 issues, or alternative minimum tax consequences to the parties to this transaction. Further, no opinion is expressed as to the qualification of the Merger or the Lawrence Acquisition as a statutory merger under state law.

Our opinion, as stated above, is based upon our analysis of the Internal Revenue Code of 1986, as amended, the Treasury Regulations, current case law, and published Internal Revenue Service ("IRS") authorities in effect as of the date of this letter. The foregoing are subject to change, and such change may be retroactively effective. No assurance can be provided as to the effect of any such change upon our opinion. In addition, our opinion is based on the information contained in the Documents. Any change in the Documents may affect our opinion, perhaps in an adverse manner. We have undertaken no obligation to update this opinion for changes in facts or law occurring subsequent to the date hereof.

This letter represents our views as to the interpretation of existing law and is not binding on the IRS or the courts.

                                    Very truly yours,


                                    /s/ Ernst & Young LLP